Exhibit 4.2

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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6.	Voting Agreement Regarding Election of LAV Director			15

	6.1	Election of LAV Director		15
	6.2	Removal; Vacancies		15
	6.3	Notice		16
	6.4	Termination		16

7.	Miscellaneous			16

	7.1	Successors and Assigns		16
	7.2	Governing Law		16
	7.3	Counterparts		16
	7.4	Titles and Subtitles		16
	7.5	Notices		16
	7.6	Amendments and Waivers		17
	7.7	Severability		17
	7.8	Aggregation of Stock		17
	7.9	Additional Investors		17
	7.10	Entire Agreement		17
	7.11	Dispute Resolution		18
	7.12	Delays or Omissions		19

Schedule A		-	Schedule of Investors

Schedule B		-	Schedule of Key Holders

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SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 6th day of April, 2020, by and among Inhibrx, Inc., a Delaware corporation formerly known as Tenium Therapeutics, Inc. (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Future Purchaser (as defined below) that becomes a party to this Agreement in accordance with Section 6.9 hereof.
RECITALS
WHEREAS, the Company and certain of the Investors (the “Prior Investors”) previously entered into that certain Investors’ Rights Agreement, dated as of April 30, 2018 (the “Original Agreement”);
WHEREAS, the Company amended and restated the Original Agreement on May 20, 2019 pursuant to the Amended and Restated Investors’ Rights Agreement (the “Prior Agreement”) in connection with entering into that certain Note Purchase Agreement (the “2019 Viking Note Purchase Agreement”) and Convertible Promissory Note (the “2019 Viking Convertible Note,” and, together with the 2019 Viking Note Purchase Agreement, the “2019 Viking Note Agreements”), each dated as of May 20, 2019, by and between the Company and DRAGSA 50 LLC (“Viking”); and
WHEREAS, the Company desires to enter into an additional Note Purchase Agreement (the “2020 Note Purchase Agreement”) and Convertible Promissory Notes (the “2020 Convertible Notes,” and, together with the 2020 Note Purchase Agreement, the “2020 Note Agreements”), each dated as of the date hereof, by and among the Company, Viking, and certain other holders named therein;
WHEREAS, the 2019 Viking Convertible Note and the 2020 Convertible Notes shall be collectively referred to herein as the “Convertible Notes,” the 2019 Viking Note Purchase Agreement and the 2020 Note Purchase Agreement shall be collectively referred to herein as the “Note Purchase Agreements,” and the 2019 Viking Note Agreements and the 2020 Note Agreements shall be collectively referred to herein as the “Note Agreements”); and
WHEREAS, in order to induce Viking and the other holders to enter into the 2020 Note Agreements, the Investors and the Company hereby agree to further amend and restate the Prior Agreement as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Definitions. For purposes of this Agreement:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2    “Board of Directors” means the board of directors of the Company.
1.3    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
1.4    “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
1.5    “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
1.6    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business which is competitive with the Company, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.
1.7    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.9    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.10    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.11    “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.
1.12    “Form S‑1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.13    “Form S‑3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.14    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.15    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.16    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.17    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.19    “Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property.
1.20    “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.
1.21    “LAV” means LAV Summit Limited.
1.22    “Major Investor” means (i) LAV, (ii) each holder of the Convertible Notes, and (iii) any Investor that, individually or together with such Investor’s Affiliates, holds at least 400,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
1.23    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.24    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.25    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Convertible Notes, or upon conversion of any Derivative Securities issuable or issued upon conversion of the Convertible Notes; provided, however, that prior to the conversion of the Convertible Notes, such Common Stock or Derivative Securities issuable upon conversion thereof shall not be deemed Registrable Securities for purposes of Subsection 7.6; (ii) the Common Stock issuable or issued upon conversion of the Series Mezzanine Preferred Stock; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1 (and any other applicable Section or Subsection with respect to registrations under Subsection 2.1), 2.12, 3.1, 3.2, 4.1 and 7.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (ii) or (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 7.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement. With respect to the Convertible Notes: (i) at any time prior to the conversion of the Convertible Notes, the number of Registrable Securities with respect thereto shall be calculated assuming that the holders thereof are permitted to convert the outstanding principal and accrued but unpaid interest of such Convertible Notes pursuant to a Maturity Date Conversion (as defined therein) as of the date of such calculation; and (ii) at any time after conversion of the Convertible Notes, the number of Registrable Securities with respect thereto shall be calculated based on the actual number of shares of Common Stock or Derivative Securities issued upon conversion of the Convertible Notes.
1.26    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.27    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.
1.28    “SEC” means the Securities and Exchange Commission.

1.29    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.30    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.31    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.32    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.
1.33    “Series Mezzanine Preferred Stock” means shares of the Company’s Series Mezzanine 1 Preferred Stock, par value $0.0001 per share, and Company’s Series Mezzanine 2 Preferred Stock, par value $0.0001 per share.
1.34    “Transaction Documents” means the Purchase Agreement, the Agreement and Plan of Merger dated as of April 30, 2018 by and among Tenium Therapeutics, Inc., Inhibrx, LP, and each of the other parties identified therein, and the Right of First Refusal and Co-Sale Agreement dated as of April 30, 2018 by and among the Company and the Key Holders identified therein.
2.    Registration Rights. The Company covenants and agrees as follows:
2.1    Demand Registration.
(a)    Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the

Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.
(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).
2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S‑3, the Company shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S‑3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S‑3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Major Investors and the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.
2.11    “Market Stand‑off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 of Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or ninety (90) days in the case of a registration other than the IPO) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 (x) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (y) or the transfer of any shares to any (i) Affiliate of the Holder or (ii) trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the Affiliate or trustee of the trust, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (z) shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series Mezzanine Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third‑party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. Notwithstanding anything to the contrary herein, the terms of this Subsection 2.11 shall not apply to Viking or any other holders of the 2020 Convertible Notes (or their respective permitted transferees or Affiliates) with respect to a registration by the Company of its Common Stock or any other equity securities under the Securities Act other than the IPO and shall not apply to any securities acquired by Viking or any other holders of the 2020 Convertible Notes (or their respective permitted transferees or Affiliates) in the IPO or subsequent thereto.
2.12    Securities Legend. Each certificate, instrument, or book entry representing (i) the Series Mezzanine Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;
(b)    such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration;
(c)    the third anniversary of the IPO.

3.    Information Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company audited annual consolidated financial statements prepared in accordance with GAAP as audited by a top 6 accounting firm mutually agreed upon by the Company and the Major Investors;
(b)    as soon as practicable, but in any event within forty‑five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event within thirty (30) days before the end of each month starting as of January 1, 2019, unaudited monthly consolidated financial statements of the Company, which shall indicate variances from the annual budget with respect to key line items;
(d)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and
(e)    such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
3.2    Inspection. The Company shall permit each Major Investor , (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3    Termination of Information Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange

Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.
3.4    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4 (provided that the Board of Directors has not reasonably determined that such prospective purchaser is a competitor of the Company); (iii) to any current or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof).
(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series Mezzanine Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series Mezzanine Preferred Stock and any other Derivative Securities then outstanding) (such calculation, the “Pro Rata Share”). For purposes of calculating the Pro Rata Share with respect to the Convertible Notes: (i) at any time prior to the conversion of the Convertible Notes, the Pro Rata Share with respect thereto shall be calculated assuming that the holder thereof is permitted to convert the outstanding principal and accrued but unpaid interest of such Convertible Notes pursuant to a Maturity Date Conversion (as defined therein) as of the date of such calculation; and (ii) at any time after conversion of the Convertible Notes, the Pro Rata Share shall be calculated based on the actual number of shares of Common Stock or Derivative Securities issued upon conversion of the Convertible Notes. At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series Mezzanine Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series Mezzanine Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90] days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).
(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.
(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series Mezzanine Preferred Stock to Future Purchasers pursuant to the Purchase Agreement.
(e)    The right of first offer set forth in this Subsection 4.1 shall terminate with respect to any Major Investor who fails to purchase, in any transaction subject to this Subsection 4.1, all of such Major Investor’s pro rata amount of the New Securities allocated (or, if less than such Major Investor’s pro rata amount is offered by the Company, such lesser amount so offered) to such Major Investor pursuant to this Subsection 4.1. Following any such termination, such Investor shall no longer be deemed a “Major Investor” for any purpose of this Subsection 4.1
(f)    Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.
4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first and, as to each Major Investor, in accordance with Subsection 4.1(e).
5.    Additional Covenants.
5.1    Insurance.
(a)    The Company shall purchase and maintain for the benefit of each director and his or her alternate, an adequate directors and officers insurance policy against liability for negligence, breach of duty and breach of trust with a reputable insurance company with such amount as may be approved by a majority of the directors (including the LAV Director). The directors and officers insurance policy shall not be cancelable by the Company without the prior unanimous approval of the Board. The Company shall indemnify and hold harmless each director and his or her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such director or his alternate as a result of any act, matter or thing done or omitted to be done by him or her in the course of acting as a director or alternate director, as applicable, of the Company (save and except for fraud, gross negligence or willful default) in each case subject to any existing indemnification agreement by and between the Company and such director.
(b)    The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term “key‑person” insurance on Mark Lappe, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key‑person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors.
5.2    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. In the event that the Board maintains or establishes any compensation committee or audit committee (by whatever name called) of the Board to manage such matters as designated by the Board (the “Board Committees”), the LAV Director shall have the right to be appointed to such Board Committees to the extent permitted under law (including “independence” requirements of such committee). All acts of each Board Committee shall require the approval of a simple majority of the members thereof (including the LAV Director).
5.3    Waiver. The Company acknowledges that LAV will likely have, from time to time, information that may be of interest to the Company or subsidiaries of the Company (the “Information”) regarding a wide variety of matters. The Company recognizes that a portion of such Information may be of interest to the Company or any of its subsidiaries. Such Information may or may not be known by the directors (other than the LAV Director). The Company, as a material part of the consideration for LAV’s investment in the Company, agrees that the LAV Director shall not have any duty to disclose any Information to the Company or its subsidiaries, or permit the Company or any of its subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit LAV’s ability to pursue opportunities based on such Information or that would require LAV or the LAV Director to disclose any such Information to the Company or any of its subsidiaries or offer any opportunity relating thereto to the Company or any of its subsidiaries.
5.4    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be. The foregoing waiver shall not apply with regards to any Information obtained by LAV or the LAV Director solely as a result of the LAV Director serving in such capacity.
5.5    Most Favored Investor. In the event the Company hereafter grants any preferential rights, privileges or other protections to any Holder prior to or in connection with the closing of the Series Mezzanine 2 Preferred Stock (including, without limitation, any Future Purchasers) that are more favorable than those rights, privileges and protection granted to and held by LAV under the Transaction Documents and Amended and Restated Certificate of Incorporation of the Company, the Company shall offer LAV, so long as LAV continues to hold any shares of Series Mezzanine Preferred Stock the same rights, privileges and protections as such Holder.
5.6    Employee Arrangements. The Company will cause each person now or hereafter employed by it (or engaged by the Company as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; provided, however, that such agreement shall not be required for those individuals who are parties to such agreements with an Affiliate of the Company. Without the approval of the Board, the Company shall not terminate, modify or amend in any material respect the following agreements with any employee: (i) any nondisclosure and proprietary rights assignment agreement, (ii) agreements containing noncompetition provisions and (iii) any stock purchase agreements.
5.7    Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting terms that are no less favorable to the Company than the vesting of shares over a four (4) year period, with the first twenty-five (25%) of such shares vesting following twelve (12) months of continued employment or service and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months.
5.8    Right to Conduct Activities. The Company hereby agrees and acknowledges that LAV, RA Capital Healthcare Fund, L.P. (together with its affiliates, “RA Capital”), Blackwell Partners LLC—Series A (together with its affiliates, “Blackwell”), ArrowMark Colorado Holdings, LLC (“ArrowMark”), and Viking are each a professional investment fund, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each of LAV, RA Capital, Blackwell, ArrowMark, and Viking shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by LAV, RA Capital, Blackwell, ArrowMark, or Viking in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of LAV, RA Capital, Blackwell, ArrowMark, or Viking to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
5.9    Vote to Increase Authorized Common Stock and Series Mezzanine Preferred Stock. Each stockholder agrees to vote or cause to be voted all shares owned by such stockholder, or over which such stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase (i) the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series Mezzanine Preferred Stock outstanding at any given time and (ii) the number of authorized shares of then-applicable Series Mezzanine Preferred Stock from time to time to ensure that there will be sufficient shares of Series Mezzanine Preferred Stock available for conversion of all of the Convertible Notes outstanding at any given time.
5.10    Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.
6.    Voting Agreement Regarding Election of LAV Director.
6.1    Election of LAV Director. In any election of directors of the Company to elect directors of the Company, each Key Holder and Investor agrees, on behalf of itself and any transferee or assignee of its shares of Common Stock or Series Mezzanine Preferred Stock, to vote at any regular or special meeting of stockholders (or by written consent) all shares of Common Stock or Series Mezzanine Preferred Stock then owned by it (or as to which they then have voting power), for so long as LAV owns any shares of Series Mezzanine 1 Preferred Stock, to elect one (1) director nominated by LAV (the “LAV Director”), who shall initially be Judith Li. If Judith Li will no longer be the director nominated by LAV, her replacement shall be designated by LAV. In addition, as long as LAV continues to hold shares of Series Mezzanine Preferred Stock, the Company shall also invite a representative of LAV (the identity of whom shall be provided to the Company by written notice from LAV) to attend all meetings of its Board in a non-voting observer capacity, and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors.
6.2    Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Certificate of Incorporation and Bylaws, but with respect to any director nominated pursuant to Section 6.1 above, only upon the vote or written consent of LAV. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 6.1 above shall be filled pursuant to the provisions of Section 6.1.
6.3    Notice. The Company shall provide the parties hereto with fifteen (15) days’ prior written notice of any intended mailing of a notice to stockholders for a meeting at which directors are to be elected. LAV shall give written notice to all other parties to this Agreement, no later than five days prior to such mailing, of the person(s) designated by LAV pursuant to Section 6.1 as its nominee for election as director. The Company agrees to nominate and recommend for election as the LAV Director (as such term is defined in the Certificate of Incorporation) only the individual designated, or to be designated, pursuant to Section 6.1.
6.4    Termination. The voting agreement set forth in this Section 6 shall terminate and be of no further force or effect upon the consummation of (i) the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) a Deemed Liquidation Event.
7.    Miscellaneous.
7.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.2    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, U.S.A., applicable to contracts wholly made and performed therein by domiciliaries thereof.
7.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5    Notices.
(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Jeremy Glaser, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, CA 92130.
(b)    Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s or Key Holder’s name on the

Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
7.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 7.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Additionally, Subsection 5.8 may not be amended, modified, terminated or waived with respect to any of LAV, RA Capital, Blackwell, ArrowMark, or Viking without the written consent of such affected investment fund. Additionally, neither the definitions of “Major Investor” or “Registrable Securities”, the provisions of Subsection 2.11 (“Market Stand-Off”), nor this Subsection 7.6 may be amended in a manner that adversely affects the holders of the Convertible Notes without the written consent of the holders thereof. Further, this Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 7.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 7.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
7.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
7.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
7.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series Mezzanine Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series Mezzanine Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

7.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
7.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the District of the Southern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the District of the Southern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(a)    Any dispute, controversy, or claim (each a “Dispute”) arising out or relating to this Agreement or the breach thereof shall be finally resolved by arbitration administered by the American Arbitration Association (“AAA”) under its then applicable Commercial Arbitration Rules (the “Rules”), excluding its Supplementary Rules for Class Arbitrations. The place of arbitration shall be San Diego, California, U.S.A. The arbitration shall be conducted in English by one arbitrator appointed in accordance with the Rules.
(b)    Joinder in the arbitration of any party who or that is not a party to this Agreement is not permitted. Consolidation of any arbitration hereunder with any other arbitration proceeding is not permitted. The Expedited Procedures of the Rules shall apply irrespective of the amount in dispute, and notwithstanding the provisions of Rules R-1(b), and the Procedures for Large, Complex Commercial Disputes shall not apply, irrespective of the amount in dispute, notwithstanding the provisions of Rules R-1(c).
(c)    Each party shall bear its own costs in respect of any proceedings hereunder.
(d)    Except as may be required by law, no party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to this Agreement.
(e)    As a prerequisite to the commencement of arbitration of any Dispute, the parties hereto shall use their best efforts to settle the Dispute by the following procedure. In the event of a Dispute, any party may give written Notice of the Dispute to the other parties hereto, specifying its nature, and shall therein demand a period of negotiation. The parties shall thereupon consult and negotiate with each other in good faith in an effort to reach a settlement concerning the Dispute. If the parties do not reach a settlement of the Dispute within a period of 60 days following the date of receipt of the aforesaid Notice by all parties, any party to this Agreement may then commence arbitration as aforesaid.

(f)    Waiver of Conflicts. Each party to this Agreement acknowledges that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company (“Mintz Levin”), has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Mintz Levin’s representation of certain of the Purchasers in such unrelated matters and to Mintz Levin’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.
7.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Inhibrx, Inc.

By:	/s/ Mark Lappe
Name:	Mark Lappe
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

KEY HOLDERS:

MARK LAPPE ROTH IRA

/s/ Mark Lappe
Mark Lappe

LAPPE FAMILY TRUST

By:	/s/ Mark Lappe
Mark Lappe, Trustee

ECKELMAN LIVING TRUST DATED FEBRUARY 5, 2014

By:	/s/ Brendan P. Eckelman
Brendan P. Eckelman, Trustee

DOUGLAS G. FORSYTH AND ROSANNA FORSYTH AS CO-TRUSTEES OF THE FORSYTH FAMILY TRUST DATED JULY 20, 2001

By:	/s/ Douglas Forsyth
Douglas Forsyth, Trustee

THE JON F. KAYYEM AND PAIGE GATES-KAYYEM FAMILY TRUST

By:	/s/ Jon Kayyem
Jon Kayyem, Trustee

/s/ Quinn Deveraus
Quinn Deveraux

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

LAV SUMMIT LIMITED

/s/ Yu Luo
Yu Luo
Authorized Signatory

RA CAPITAL HEALTHCARE FUND, L.P.
By: RA Capital Healthcare Fund GP, LLC, its general partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

BLACKWELL PARTNERS LLC – SERIES A
By: RA Capital Healthcare Fund GP, LLC, its general partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Authorized Signatory

DRAGSA 50 LLC

By: Viking Global Investors LP, its Non-Member Manager

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Associate General Counsel

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

ArrowMark Fundamental Opportunity Fund, L.P.
By: its General Partner ArrowMark Partners GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

THB Iron Rose LLC
By: its Investment Adviser ArrowMark Colorado Holdings, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Iron Horse Investments LLC
By: its Investment Adviser ArrowMark Colorado Holdings, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

ArrowMark Life Science Fund, LP
By: its General Partner AMP Life Science GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
Investors

Name
LAV SUMMIT LIMITED
RA CAPITAL HEALTHCARE FUND, L.P.
BLACKWELL PARTNERS LLC – SERIES A
Douglas G Forsyth and Rosanna Forsyth as Co Trustees of the Forsyth Family Trust, Dated July 20, 2001
Nygaard Children’s Trust
U.S. Trust Company of Delaware, Trustee under Agreement Dated December 7, 2005 by Erik P. Nygaard (“Newfarm 12/07/05 Trust”)
MPH Holdings, LLC
Margery B. Fischbein Separate Property Trust dated September 4, 2009
Mark Williamson
Wuxi Biologics Healthcare Venture
City Hill, LLC
The Terrie L. Holly, Marital Trust
Alexandria Venture Investments, LLC
Mintz Levin Special Investment Fund LLC – Series FY19
Meridian Small Cap Growth Fund
Arrowmark Life Science Fund, L.P.
Arrowmark Fundamental Opportunity Fund, L.P.
Lookfar Investments, LLC
CF Ascent LLC
THB Iron Rose LLC
Iron Horse Investment, LLC
THB Iron Rose LLC, Life Science Portfolio
Tony Yao
DRAGSA 50 LLC

SCHEDULE B
Key Holders

Name
Douglas G. Forsyth and Rosanna Forsyth, as Co-trustees of the Forsyth Family Trust dated July 20, 2001
Newfarm 12/07/05 Trust
Robert and Milly Kayyem, Husband and Wife
Marisa Kayyem
Juliette Kayyem
The Jon F. Kayyem and Paige Gates-Kayyem Family Trust
Efficacy Capital LLC
Lappe Family Trust
Mark Lappe Roth IRA
Quinn Deveraux
Eckelman Living Trust dated February 5, 2014
John Timmer
Amir Razai
Kyle Jones
Victor Nizet
Guy Salvesen
The Alpha-1 Project, Inc.
Klaus Wagner